Exhibit 99.1

FOR IMMEDIATE RELEASE

For investor inquiries: John Mills, ICR for Alimera Sciences 310-954-1105 John.Mills@ICRINC.com	For press inquiries: Katie Brazel, Fleishman-Hillard for Alimera Sciences 404-739-0150 Katie.Brazel@fleishman.com

ALIMERA SCIENCES REPORTS FOURTH QUARTER 2011 FINANCIAL RESULTS

ILUVIEN® expected to be first sustained release pharmaceutical in the

European Union (EU) to treat diabetic macular edema (DME)

Alimera believes marketing authorizations for ILUVIEN® will be received from seven EU countries before the end of the First Quarter 2012

Cash, Cash Equivalents and Investments at December 31, 2011

Totaled $33.6 Million

Alimera Will Host a Conference Call at 4:30 P.M. ET Today

ATLANTA, GA March 8, 2012 — Alimera Sciences, Inc., (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the fourth quarter ended December 31, 2011.

“Last week we announced the positive outcome of the Decentralized Procedure for ILUVIEN® in Europe, indicating that ILUVIEN is approvable, in the seven European countries in which we filed, for the treatment of chronic diabetic macular edema,” said Dan Myers, Alimera’s president and chief executive officer. “We now are focused on the national phase of the process, during which labeling in each country’s local language is finalized. We expect to receive marketing authorization in each country by the end of the first quarter.”

The International Diabetes Federation estimates that 19.1 million people are currently living with diabetes in the seven countries in which Alimera filed for marketing authorization (Austria, France, Germany, Italy, Portugal, Spain and the United Kingdom). Of these, Alimera estimates that 1.1 million people suffer from diabetic macular edema (DME).

“I would like to reiterate that this is not only a positive achievement for Alimera, but an exciting development for the many patients in Europe suffering from this debilitating disease,” said Mr. Myers. “We are now working to ensure that ILUVIEN is made available to patients as soon as possible, which we expect to be by the end of 2012.”

FDA Update

Alimera plans to meet with the U.S. Food and Drug Administration (FDA) during the second quarter of 2012 to discuss the complete response letter it received in November 2011 from the FDA in response to Alimera’s New Drug Application for ILUVIEN for the treatment of DME associated with diabetic retinopathy.

Fourth Quarter 2011 Financial Results

Research and development expenses for the fourth quarter of 2011 decreased to $1.4 million, compared to $2.1 million for the fourth quarter of 2010. The decrease was primarily due to technical development in 2010 of the engineering processes necessary to produce ILUVIEN.

General and administrative expenses in the fourth quarter of 2011 were $1.4 million, compared to $1.3 million in the fourth quarter of 2010.

Marketing expenses in the fourth quarter of 2011 were $3.1 million, compared to $2.7 million for the fourth quarter of 2010. The increase was primarily due to increased spending in 2011 in anticipation of the previously expected launch of ILUVIEN in the U.S. during the first quarter of 2012.

Net loss for the quarter ended December 31, 2011 was $6.1 million, or $0.19 per common share, compared with a net loss of $6.3 million, or $0.20 per common share, for the quarter ended December 31, 2010. Net loss per share was based on 31,421,395 weighted average shares outstanding for the fourth quarter of 2011 and 31,209,551 weighted average shares for the fourth quarter of 2010.

As of December 31, 2011, Alimera had cash, cash equivalents and investments of $33.6 million, compared to $54.8 million as of December 31, 2010.

Conference Call to be Held Today

Alimera will hold a conference call today at 4:30 P.M. ET to discuss these results and provide a regulatory update. The conference call will be hosted by Dan Myers, president and chief executive officer, and Rick Eiswirth, chief operating officer and chief financial officer.

To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://www.alimerasciences.com.

A replay of the conference call will be available beginning March 8, 2012 at 7:30 P.M. ET and ending on March 22, 2012 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 54201361. A replay of the webcast will be available on the corporate website for two weeks, through March 22, 2012.

About ILUVIEN®

ILUVIEN (190 micrograms fluocinolone acetonide intravitreal implant in applicator) is a sustained release intravitreal implant used to treat chronic DME. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound.

About FAME™ Safety

Safety was assessed among those patients treated with ILUVIEN who were in the subgroup of patients with DME for three years or more and were considered to have chronic DME. Intraocular pressure (IOP) increases to 30 millimeters of mercury (mmHg) or greater at any time point were seen in 12.7% of these patients by month 36, compared to 18.4% in the full ILUVIEN treated patient population. By month 36, 3.6% of these patients had undergone an incisional surgical procedure to reduce elevated IOP, compared to 4.8% in the full patient population. The incidence of cataracts among patients with a natural lens in their eye at the start of the study was 84.1% at month 36, with 87.3% undergoing a cataract operation, compared to 81.7% and 80.0%, respectively, in the full patient population.

About DME

DME, the primary cause of vision loss associated with diabetic retinopathy, is a disease affecting the macula, the part of the retina responsible for central vision. When the blood vessel leakage of diabetic retinopathy causes swelling in the macula, the condition has progressed to DME. The onset of DME is painless and may go undetected by the patient until it manifests with the blurring of central vision or acute vision loss. The severity of this blurring may range from mild to profound loss of vision. As the population of people with diabetes increases, it is anticipated that the annual incidence of diagnosed DME will increase.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its primary product, ILUVIEN, is an intravitreal implant containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplate,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize (alone or with others), and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, inability of Alimera’s outside sales force to successfully sell and market ILUVIEN in the U.S. following regulatory approval and Alimera’s ability to operate its business in compliance with the covenants and restrictions that it is subject to under its credit facility, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the SEC. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Income Statement

(in thousands, except share and per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)

RESEARCH AND DEVELOPMENT EXPENSES	$1,368	$2,100	$7,100	$12,581
GENERAL AND ADMINISTRATIVE EXPENSES	1,376	1,272	6,203	4,610
MARKETING EXPENSES	3,066	2,671	8,104	4,880

OPERATING EXPENSES	5,810	6,043	21,407	22,071
INTEREST AND OTHER INCOME	1	20	16	73
INTEREST EXPENSE	(262)	(230)	(1,125)	(848)
GAIN ON EARLY EXTINGUISHMENT OF DEBT	—	—	—	1,343
DECREASE IN FAIR VALUE OF PREFERRED STOCK CONVERSION FEATURE	—	—	—	3,644

LOSS FROM CONTINUING OPERATIONS	(6,071)	(6,253)	(22,516)	(17,859)
INCOME FROM DISCONTINUED OPERATIONS	—	—	—	4,000

NET LOSS	(6,071)	(6,253)	(22,516)	(13,859)
BENEFICIAL CONVERSION FEATURE OF PREFERRED STOCK	—	—	—	—
PREFERRED STOCK ACCRETION	—	—	—	(466)
PREFERRED STOCK DIVIDENDS	—	—	—	(2,638)

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(6,071)	$(6,253)	$(22,516)	$(16,963)

NET LOSS PER SHARE APPLICABLE TO COMMON SHAREHOLDERS — Basic and diluted	$(0.19)	$(0.20)	$(0.72)	$(0.77)

WEIGHTED — AVERAGE SHARES OUTSTANDING — Basic and diluted	31,421,395	31,209,551	31,362,574	22,167,873

Balance Sheets

(in thousands)

	September 30,	September 30,
	December 31,
	2011	2010
	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$33,108	$28,514
Investments	500	26,330
Prepaid expenses and other current assets	692	1,078
Deferred financing costs	201	272

Total current assets	34,501	56,194
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	197	220

TOTAL ASSETS	$34,698	$56,414

CURRENT LIABILITIES:
Accounts payable	$1,948	$1,677
Accrued expenses	1,638	2,731
Outsourced services payable	658	841
Notes payable	2,462	1,157
Capital lease obligations	12	11

Total current liabilities	6,718	6,417

LONG-TERM LIABILITIES:
Notes payable, net of discount — less current portion	2,996	4,767
Other long-term liabilities	6	18
STOCKHOLDERS’ DEFICIT:
Common stock	314	313
Additional paid-in capital	235,619	233,338
Common stock warrants	415	415
Accumulated deficit	(211,370)	(188,854)

TOTAL STOCKHOLDERS’ EQUITY	24,978	45,212

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,698	$56,414